Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2013	2012	% Change	2013	2012	% Change
Consolidated –
Operating Revenues	$5,017	$5,049	(0.6)%	$13,160	$12,834	2.5%
Earnings Before Income Taxes	1,337	1,562	(14.4)%	1,936	3,114	(37.8)%
Net Income Available to Common	852	976	(12.7)%	1,230	1,967	(37.5)%

Alabama Power –
Operating Revenues	$1,604	$1,637	(2.0)%	$4,304	$4,230	1.7%
Earnings Before Income Taxes	442	474	(6.8)%	992	1,015	(2.3)%
Net Income Available to Common	258	280	(7.9)%	572	591	(3.2)%

Georgia Power –
Operating Revenues	$2,484	$2,498	(0.6)%	$6,408	$6,263	2.3%
Earnings Before Income Taxes	790	843	(6.3)%	1,579	1,558	1.3%
Net Income Available to Common	487	525	(7.2)%	966	987	(2.1)%

Gulf Power –
Operating Revenues	$399	$422	(5.3)%	$1,097	$1,108	(1.0)%
Earnings Before Income Taxes	75	80	(5.7)%	168	172	(2.7)%
Net Income Available to Common	45	48	(6.3)%	99	103	(4.1)%

Mississippi Power –
Operating Revenues	$325	$305	6.5%	$878	$800	9.7%
Earnings Before Income Taxes	(56)	77	N/M	(843)	159	N/M
Net Income Available to Common	(24)	55	N/M	(490)	115	N/M

Southern Power –
Operating Revenues	$365	$355	2.8%	$975	$894	9.0%
Earnings Before Income Taxes	103	102	1.2%	180	220	(18.4)%
Net Income Available to Common	85	68	24.5%	142	144	(1.4)%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.